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                                                                    Exhibit 23.3


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lamar Advertising Company:

We consent to the use of our report dated August 14, 1998, with respect to the consolidated balance sheets of Outdoor Communications, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 1998 and 1997, and the period April 4, 1996 to June 30, 1996, our report dated June 4, 1996, with respect to the consolidated statements of operations, stockholders' deficit, and cash flows of OCI Corp. of Michigan and subsidiaries for the period August 1, 1995 through April 3, 1996, and our report dated May 31, 1996, with respect to the consolidated statements of operations, stockholders' deficit, and cash flows of Mass Communications Corp. and subsidiary for the period September 1, 1995 through April 3, 1996, which reports are incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.




                                                     /s/ KPMG Peat Marwick LLP

                                                     KPMG Peat Marwick LLP



East Lansing, Michigan
October 21, 1998